Exhibit 16.1

April 3, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

We have read the statements made by Newtown Lane Marketing, Incorporated under Item 4.01 of its Form 8-K dated April 3, 2009. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Newtown Lane Marketing, Incorporated contained therein.

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas